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                                                                       Exhibit 3



                         SOUND SOURCE INTERACTIVE, INC.



                          REGISTRATION RIGHTS AGREEMENT





                                SEPTEMBER 8, 2000











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                          REGISTRATION RIGHTS AGREEMENT



         THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made and entered into as of this 8th day of September, 2000, by and between SOUND SOURCE INTERACTIVE, INC., a Delaware corporation ("SSI/DE") and TDK USA CORPORATION, a New York corporation (the "Purchaser").

                                 R E C I T A L S

         A. WHEREAS, SSI/DE and Purchaser are parties to a Common Stock Purchase Agreement, dated as of the even date herewith (the "Purchase Agreement"), pursuant to which SSI/DE has agreed to issue and sell to Purchaser, and Purchaser has agreed to purchase and acquire from SSI/DE, certain shares of the common stock of SSI/DE.

         B. WHEREAS, the execution, delivery and performance by SSI/DE of this Agreement is a material inducement and condition for Purchaser to enter into and consummate the transactions contemplated by the Purchase Agreement.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the forgoing recitals and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.       REGISTRATION RIGHTS

         SSI/DE hereby grants to Purchaser the registration rights set forth in this Section 1, with respect to the Registrable Securities (as hereinafter defined) to be purchased and owned by Purchaser pursuant to the Purchase Agreement. SSI/DE and Purchaser agree that the registration rights provided herein set forth the sole and entire agreement on the subject matter between SSI/DE and Purchaser.

         1.1      Definitions.  As used in this Section 1:

                  1.1.1 The terms "register", "registered", and "registration" refer to a registration effected by filing with the Securities and Exchange Commission (the "SEC") a registration statement (the "Registration Statement") in compliance with the Securities Act of 1933, as amended (the "1933 Act"), and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.

                  1.1.2 The term "Registrable Securities" means (i) the shares of Common Stock of SSI/DE to be issued to Purchaser pursuant to the Purchase Agreement and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in clause (i) above. In the event of any recapitalization by SSI/DE, whether by stock split, reverse stock split, stock dividend or the like, the number of




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shares of Registrable Securities used throughout this Agreement for various purposes shall be proportionately increased or decreased.

         1.2      Demand Registration

                  1.2.1 Demand for Registration. If SSI/DE shall receive from Purchaser a written demand (a "Demand Registration") that SSI/DE effect any registration under the 1933 Act with respect to all or a part of the Registrable Securities held by Purchaser, the aggregate proceeds of which exceed $5,000,000, SSI/DE will use its best efforts to effect such registration as soon as practicable as may be so demanded and as will permit or facilitate the sale and distribution of all or such portion of Purchaser's Registrable Securities as are specified in such demand; provided that SSI/DE shall not be obligated to take any action to effect any such registration, pursuant to this Section 1.2:

                    (a) After SSI/DE has effected an aggregate of two such registrations demanded by Purchaser pursuant to this Section 1.2 and the sales of the shares of Common Stock under such registrations have closed; or

                    (b) If SSI/DE shall furnish to Purchaser a certificate signed by the President of SSI/DE, stating that in the good faith judgment of the Board of Directors of SSI/DE it would be seriously detrimental to SSI/DE and its shareholders for such Registration Statement to be filed at the date filing would be required, in which case SSI/DE shall have an additional period of not more than 180 days within which to file such Registration Statement; provided, however, that SSI/DE shall not use this right more than once in any twelve-month period.

                  1.2.2 Underwriting. If Purchaser proposes to distribute its shares by means of an underwriting, then Purchaser shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected by Purchaser to perform the underwriting.

         1.3      Company Registration

                  1.3.1 If, at any time or from time to time, SSI/DE shall determine to register any of its securities, either for its own account or the account of security holders, other than a registration relating solely to employee benefit plans, a registration on Form S-4 relating solely to an SEC Rule 145 transaction, or a registration pursuant to Section 1.2 hereof, SSI/DE will:

                    (a) promptly give to Purchaser written notice thereof (which shall include a list of the jurisdictions in which SSI/DE intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

                    (b) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 20 days after receipt of such written notice from SSI/DE, by Purchaser, except as set forth in Section 1.3.2 below.

                  1.3.2 Underwriting. If the registration of which SSI/DE gives notice is for a registered public offering involving an underwriting, SSI/DE shall so advise Purchaser as a part of the written notice given pursuant to
Section 1.3.1(a). In such event, the right of Purchaser to



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registration pursuant to this Section 1.3 shall be conditioned upon Purchaser's participation in such underwriting and the inclusion of Purchaser's Registrable Securities in the underwriting to the extent provided herein. If Purchaser proposes to distribute its securities through such underwriting, Purchaser shall, together with SSI/DE, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting in accordance with Section 1.3.3 hereof. Notwithstanding any other provision of this Section 1.3.2, if the underwriter advises SSI/DE in writing that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the securities to be included in such registration. SSI/DE shall so advise all holders of securities requesting registration, and SSI/DE will include in such registration: (a) first, the securities that SSI/DE proposes to sell, (b) second, the Registrable Securities requested to be included in such registration, allocated pro rata based on the number of shares thereof requested to be included by each holder thereof, and (c) third, any other securities requested to be included in such registration, allocated pro rata based on the number of securities requested to be included by each holder thereof.

                  1.3.3 Selection of Underwriter. The underwriter selected by SSI/DE for purposes of any underwritten public offering pursuant to Section 1.3 hereof shall be an investment bank reasonably acceptable to both SSI/DE and Purchaser.

                  1.3.4 Right to Terminate Registration. SSI/DE shall have the right to terminate or withdraw any registration initiated by it under this
Section 1.3 prior to the effectiveness of such registration, whether or not any holder of Registrable Securities has elected to include Registrable Securities in such registration.

         1.4 Form S-3 Registrations. If SSI/DE shall receive from Purchaser a written request (a "Form S-3 Request") that SSI/DE effect a registration on Form S-3 (or any successor form) and any related qualification or compliance with respect to all or a portion of the Registrable Securities owned by Purchaser, SSI/DE shall as soon as practicable, effect such registration and all such qualifications and compliances as may be set forth in the Form S-3 Request and as would permit or facilitate the sale and distribution of the number of shares of Registrable Securities of Purchaser set forth therein; provided, however, that SSI/DE shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.4 if: (i) Form S-3 (or a successor form) is not then available to SSI/DE for such public offering by Purchaser, (ii) SSI/DE has effected two (2) such registrations within the preceding twelve (12) month period, or (iii) SSI/DE shall furnish to Purchaser a certificate signed by the President of SSI/DE, stating that in the good faith judgment of the Board of Directors of SSI/DE, it would be seriously detrimental to SSI/DE and its shareholders for such Form S-3 registration statement to be filed at such time, in which event SSI/DE shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the Form S-3 Request; provided, however, that SSI/DE shall not use this right more than once in any six-month period.

         1.5 Expenses of Registration All expenses incurred in connection with
(i) the first two registrations effected pursuant to Section 1.2 at the request of Purchaser and (ii) all registrations effected pursuant to Section 1.3 hereof, including without limitation all registration, filing, and qualification fees (including blue sky fees and expenses), printing expenses, escrow fees, fees and disbursements of counsel for SSI/DE, expenses of any special audits incidental to




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or required by such registrations, and the fees and disbursements of one special counsel for Purchaser in connection with such registrations, shall be borne by SSI/DE; provided, however, that SSI/DE shall not be required to pay stock transfer taxes or underwriters' discounts, or commissions relating to Registrable Securities. Notwithstanding anything to the contrary above, SSI/DE shall not be required to pay for any expenses of any registration proceeding requested by Purchaser pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of Purchaser, unless Purchaser agrees to forfeit its right to one demand registration pursuant to Section 1.2. Notwithstanding the preceding sentence, however, (a) if at the time of the withdrawal, Purchaser has learned of a material adverse change in the condition, business, or prospects of SSI/DE from that known to Purchaser at the time of their request for registration, of which SSI/DE had knowledge at the time of such request, or (b) in the event that such withdrawal is requested on account of the Registration Statement not being declared effective within at least one hundred and twenty (120) days of the date of its filing with the SEC, then Purchaser shall not be required to pay any of said expenses and shall retain their rights pursuant to Section 1.2.

         1.6 Obligations of SSI/DE. Whenever required under this Section 1 to effect the registration of any Registrable Securities, SSI/DE shall, as expeditiously as reasonably possible:

                  1.6.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its diligent best efforts to cause such registration statement to become effective, and keep such registration statement effective for up to one hundred and twenty (120) days or until Purchaser has completed the distribution relating thereto.

                  1.6.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

                  1.6.3 Furnish to Purchaser such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as Purchaser may reasonably request in order to facilitate the disposition of Registrable Securities owned by Purchaser.

                  1.6.4 Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by Purchaser; provided that SSI/DE shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  1.6.5 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Purchaser shall also enter into and perform its obligations under such an agreement.

                  1.6.6 Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by SSI/DE are then listed.

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                  1.6.7 Provide a transfer agent and registrar for all
Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later that the effective date of such registration.

                  1.6.8 Notify Purchaser at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  1.6.9 Furnish to Purchaser, if requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing SSI/DE for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to Purchaser, and
(ii) a letter, dated such date, from the independent accountants of SSI/DE, in form and substance as is customarily given by independent accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to Purchaser.

         1.7      Indemnification

                  1.7.1 SSI/DE will, and does hereby undertake to, indemnify and hold harmless Purchaser, each of Purchaser's officers, directors and agents, and each person controlling Purchaser, with respect to any registration, qualification, or compliance effected pursuant to this Section 1, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the 1933 Act any underwriter, of the Registrable Securities held by or issuable to Purchaser, against all claims, losses, damages, and liabilities (or actions in respect thereto) to which they may become subject under the 1933 Act, the Securities Exchange Act of 1934, as amended, (the "1934 Act"), or other federal or state law arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by SSI/DE of any federal, state or common law rule or regulation applicable to SSI/DE in connection with any such registration, qualification, or compliance, and will reimburse, as incurred, Purchaser, each underwriter, and each director, officer, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided, however, that SSI/DE shall have no obligation hereunder to indemnify Purchaser or any of Purchaser's directors, officers, agents or controlling persons to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) of a material fact contained in such Registration Statement, prospectus, offering circular, or other




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similar document in reliance upon and in conformity with written information furnished to SSI/DE by an instrument duly executed by Purchaser and stated to be specifically for use therein.

                  1.7.2 Purchaser will, if Registrable Securities held by or issuable to Purchaser are included in such registration, qualification, or compliance, indemnify SSI/DE, each of its directors, officers, legal counsel and accountants and each underwriter, if any, of SSI/DE's Securities covered by such a Registration Statement, each person controlling SSI/DE or such underwriter, within the meaning of Section 15 of the Securities Act, against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse, as incurred, SSI/DE, and each such underwriter or other person, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) of a material fact was made in such Registration Statement, prospectus, offering circular, or other similar document, in reliance upon and in conformity with written information furnished to SSI/DE by an instrument duly executed by Purchaser and stated to be specifically for use therein; provided, however, that the liability of Purchaser hereunder shall be limited to the gross proceeds received by Purchaser from the sale of securities under such Registration Statement. In no event will Purchaser be required to enter into any agreement or undertaking in connection with any registration under this Section 1 providing for any indemnification or contribution obligations on the part of Purchaser greater than Purchaser's obligations under this Section 1.7.2 and Section 1.7.4 hereof, respectively.

                  1.7.3 Each party entitled to indemnification under this
Section 1.7 (the "Indemnified Party") shall give notice to the party required to provide such indemnification (the "Indemnifying Party") of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense with its separate counsel at the Indemnifying Party's expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.7, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a release from all liability in respect to such claim or litigation.




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                  1.7.4 In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 1.7.1 or 1.7.2 hereof is for any reason held by a court of competent jurisdiction to be unenforceable by an Indemnified Party with respect to any claim, loss, damage, liability, action or expense suffered by such Indemnified Party referred to therein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such claim, loss, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand, and of the Indemnified Party on the other (including, in each case, that of their respective directors, officers, employees and agents), in connection with the statements or omissions which resulted in such claim, loss, damage, liability or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party on the one hand, and of the Indemnified Party on the other (including, in each case, that of their respective directors, officers, employees and agents), shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by or on behalf of the Indemnified Party on the one hand, or by or on behalf of the Indemnified Party on the other, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall the amount of any contribution by Purchaser hereunder exceed the gross proceeds received by Purchaser from the sale of securities pursuant to the Registration Statement in question.

         1.8 Information by Purchaser. Purchaser shall furnish to SSI/DE such information regarding Purchaser, and the distribution proposed by Purchaser, as SSI/DE may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1.

         1.9 Transfer of Registration Rights. The rights of Purchaser contained in Sections 1.2 and 1.3 hereof, to cause SSI/DE to register the Registrable Securities, may be assigned or otherwise conveyed to a transferee or assignee of Registrable Securities, who shall have the same rights and obligations as Purchaser has under this Section 1; provided that (i) such transferee or assignee is an "affiliate" of Purchaser under the meaning of Rule 12b-2 promulgated under the 1934 Act, or (ii) such transferee or assignee acquires not less than fifteen percent (15%) of the Registrable Securities held by Purchaser (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), and; provided further, that SSI/DE is given written notice by Purchaser at the time of or within a reasonable time after said transfer stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned.

         1.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, SSI/DE shall not, without the prior written consent of Purchaser, enter into any agreement with any other shareholder of SSI/DE giving the other shareholder any registration rights which are pari passu with or take priority over the registration rights granted to Purchaser hereunder.

         1.11 Rule 144 Reporting. With a view to making available to Purchaser the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, SSI/DE agrees to use its best efforts to:




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                  1.11.1 Make and keep current public information available, as those terms are understood and defined in Rule 144 promulgated by the SEC under the 1933 Act ("Rule 144") or any similar or analogous rule promulgated under the 1933 Act, at all times after the effective date of the first registration filed by SSI/DE for an offering of its securities to the general public;

                  1.11.2 File with the SEC, in a timely manner, all reports and other documents required of SSI/DE under the 1934 Act; and

                  1.11.3 So long as Purchaser owns any Registrable Securities, furnish to Purchaser upon request: a written statement by SSI/DE as to its compliance with the reporting requirements of the 1934 Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of SSI/DE; and such other reports and documents as Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

         1.12 "Market Stand-Off" Agreement. Purchaser hereby agrees that during the 180-day period following the effective date of a registration statement of SSI/DE filed under the 1933 Act covering the public offering of shares of SSI/DE's Common Stock, Purchaser shall not, to the extent requested by the managing underwriter, sell or otherwise transfer or dispose of (other than to donors who agree to be similarly bound) any Common Stock of SSI/DE held by them at any time during such period except Common Stock included in such registration; provided, however, that all officers and directors of SSI/DE and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

         In order to enforce the foregoing covenant, SSI/DE may impose stop-transfer instructions with respect to the Registrable Securities of Purchaser (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

         1.13 Expiration of Rights. The registration rights granted under this
Section 1 shall (i) expire five (5) years from the date of this Agreement, and
(ii) may not be exercised during such time as Purchaser may legally sell all of the Registrable Securities pursuant to Rule 144(k) promulgated under the 1933 Act or under any other provisions of Rule 144 in a single ninety (90) day period.

2.       MISCELLANEOUS

         2.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

         2.2 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof.

         2.3 Separability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.




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         2.4 Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), with the written consent of SSI/DE and Purchaser. Any amendment or waiver effected in accordance with this paragraph shall be binding upon Purchaser, each future holder of Registrable Securities, and SSI/DE.

         2.5 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or on the third day following mailing by registered or certified mail, return receipt requested, postage prepaid, addressed: (a) if to Purchaser, at Purchaser's address as set forth under Purchaser's signature at the end of this Agreement, or at such other address as Purchaser shall have furnished to SSI/DE in writing, or (b) if to SSI/DE, at its address as set forth at the end of this Agreement, or at such other address as SSI/DE shall have furnished to Purchaser in writing.

         2.6 Fees and Expenses. The parties hereto shall each bear their respective legal, accounting and other costs and expenses incurred by them in connection with the negotiation, preparation, execution and delivery of this Agreement and any other related agreements. If legal action is brought by, or on behalf of, Purchaser to enforce or interpret this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and legal costs in connection therewith.

         2.7 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         2.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

         2.9 Delays or Omissions Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to Purchaser, upon any breach or default of SSI/DE under this Agreement, shall impair any such right, power or remedy of Purchaser nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Purchaser, or any waiver on the part of Purchaser of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to Purchaser, shall be cumulative and not alternative.

                         [SIGNATURES ON FOLLOWING PAGE]




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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date first above written.



                                   SOUND SOURCE INTERACTIVE, INC.,
                                   a Delaware corporation


                                   By
                                     -------------------------------------------
                                          Vincent J. Bitetti, CEO



                                   TDK USA CORPORATION
                                   a New York corporation


                                   By
                                     -------------------------------------------
                                          Kenichi Aoshima, President